EXHIBIT 10.8

AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”), dated as of the 23rd day of December, 2008, is by and between CENTRAL JERSEY BANCORP, a New Jersey corporation (the “Company” or “Bancorp”), and JAMES S. VACCARO (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held companies, the possibility of a change of control exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of the possibility of a change of control;

WHEREAS, the Company and the Executive previously entered into that certain Change of Control Agreement, dated as of August 1, 2006, as amended on February 21, 2007 (the “Original Agreement”), whereby the Company and the Executive memorialized the benefits to which the Executive shall be entitled in the event of a change of control; and

WHEREAS, in order to comply with applicable federal and states laws, including, but not limited to, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”), the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and representations contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

1.           Term of Agreement.  This Agreement shall continue in full force and effect for so long as the Executive is employed by Bancorp and/or Central Jersey Bank, N.A., the bank subsidiary of Bancorp (the “Bank”); provided, however, that this Agreement shall continue in effect after the termination of the Executive’s employment, regardless of the reason, for such period as is necessary to effectuate the rights of the Executive and Bancorp hereunder and for the Executive and Bancorp to fulfill and observe their respective obligations set forth herein; provided, further, that if the Executive’s employment is terminated without Cause (as defined below) by Bancorp prior to a Change of Control Event (as defined below), the Executive shall be entitled to receive the full benefits under this Agreement if a Change of Control Event occurs within 12 months after the effective date of termination of the Executive’s employment.  In other words, in the event the Executive’s employment is terminated without Cause, he will be entitled to receive the Severance (as defined below) provided for in Section 3(a) hereof in connection with a Change of Control Event which occurs within 12 months after such termination.  In the event that the Executive is to receive Severance as provided for herein, the Severance shall be payable in-full by the Company within 10 business days after the effective date of the Change of Control Event; provided, however, that, notwithstanding the foregoing, all Severance shall be paid on or before December 31 of the calendar year in which the Change of Control Event occurred.

2.           Relationship of the Parties.  The Executive shall serve, at the discretion of the Board, as the President and Chief Executive Officer of Bancorp and the Bank.  This Agreement shall not constitute an employment agreement between the Company and the Executive and shall not guarantee the Executive’s continued employment with Bancorp or the Bank.

3.           Termination as a Result of a Change of Control Event.

(a)           In the event that either (i) the Executive is terminated without Cause in connection with (A) a merger of Bancorp where Bancorp is not the surviving entity, (B) the acquisition of greater than 50% of Bancorp’s voting stock by an entity or group of individuals other than the shareholders of Bancorp as of the Effective Date (or any individual or entity which receives from a current shareholder of Bancorp an interest in Bancorp through will or the laws of descent and distribution), (C) the sale or disposition of all or substantially all of Bancorp’s assets, or (D) the determination (which may be made effective as of a particular date specified by the Board) by the Board that a change of control has occurred or is about to occur (each a “Change of Control Event”), or (ii) a Change of Control Event occurs and the Executive is not retained by the successor entity or group (the “Successor Entity”) for a period of at least 36 months commencing on the effective date of the Change of Control Event pursuant to a written agreement (the “New Agreement”) which provides that the Executive shall have (A) the same or substantially equal position with similar title and responsibilities and the same or greater salary, benefits (including, without limitation, health insurance for the Executive and his family, life insurance for the Executive, matching 401(k) contributions and automobile allowance, as applicable) and bonuses that the Executive was entitled to receive from the Company immediately prior to the Change of Control Event, and (B) a commuting distance that is not greater than 30 miles from the Executive’s current residence, the Executive shall be entitled to Severance from the Company; provided, however, that the Executive shall only be entitled to such Severance if he agrees to remain as an employee of the Company and assist in the transition until the effective date of the Change of Control Event; provided, further, in no event shall a Change of Control Event be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the transaction relating to the Change of Control Event.  The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change of Control Event by a majority of the non-employee members of the Board).  In the event that the Executive is to receive Severance as provided for herein, the Severance shall be payable in-full by the Company within 10 business days after the effective date of the Change of Control Event; provided, however, that, notwithstanding the foregoing, all Severance shall be paid on or before December 31 of the calendar year in which the Change of Control Event occurred.

In addition to the forgoing, in the event the Executive’s employment is terminated without Cause in connection with any acquisition by Bancorp of any bank, bank holding company or other similar institution (the “Acquisition”), and the Acquisition does not constitute a Change of Control Event, the Executive shall nevertheless be entitled to receive Severance from the Company, which shall be payable in-full by the Company within 10 business days after the effective date of the termination of the Executive’s employment without Cause; provided, however, that, notwithstanding the foregoing, all Severance shall be paid on or before December 31 of the calendar year in which the termination of employment occurred.

For purposes of this Agreement, “Severance” shall mean (i) an amount equal to the product of the Executive’s monthly salary in effect at the time of the Change of Control Event or the Acquisition multiplied by 30, plus (ii) an amount equal to the product of (A) the quotient of the largest annual cash bonus payment made to the Executive for services provided in any of the three years ended on December 31 of the year preceding the year in which the Change of Control Event or the Acquisition occurs, divided by 12, multiplied by (B) 30, plus (iii) an amount equal to the product of the cash equivalent of the monthly benefits provided to the Executive at the time of the Change of Control Event or the Acquisition, as determined by the Board in good faith and its sole discretion, multiplied by 30.  In addition, for purposes of this Agreement, “Cause” shall mean as follows:  (i) the Executive willfully, or as a result of gross negligence on his part, fails substantially to (A) carry out the lawful policies of the Board or (B) discharge his duties and responsibilities as an executive of Bancorp and the Bank for any reason other than the Executive’s disability, (ii) the Executive is convicted of or enters a plea of no contest with respect to a felony, (iii) the Executive engages in conduct which is demonstrably and substantially injurious to the Company (as determined in good faith by the Board), (iv) the Executive materially breaches this Agreement, or commits any deliberate and intentional violation of the provisions of Sections 4 and/or 5 of this Agreement, or (v) the Executive commits willful or intentional misconduct that has a material adverse effect on Bancorp or the Bank.

(b)           In addition to the provisions set forth in Section 3(a) of this Agreement, the New Agreement also will provide that if the Executive accepts employment with the Successor Entity as of the effective date of the Change of Control Event and the Executive (i) is terminated by the Successor Entity without Cause during the 36 month period commencing on the effective date of the Change of Control Event, (ii) dies or becomes disabled (and such disability results in the termination of the Executive’s employment), or (iii) voluntarily terminates his employment with the Successor Entity for any other reason or no reason on the 6 month anniversary of the effective date of the Change of Control Event (the “Six Month Anniversary Date”), the Executive shall be entitled to Severance from the Successor Entity.  If the Executive’s employment is terminated as provided in Section 3(b)(i) or 3(b)(ii), he shall receive Severance for the number of months equal to the remainder of 30 months less the number of whole months the Executive was employed by the Successor Entity following the 6 Month Anniversary Date; provided, however, that if the Executive’s employment is terminated by the Successor Entity as provided in Section 3(b)(i) prior to the 6 Month Anniversary Date or he dies or becomes disabled (and such disability results in the termination of the Executive’s employment) as provided in Section 3(b)(ii) prior to the 6 Month Anniversary Date, the Executive shall receive 30 months Severance; provided, further, that in the event the Executive is entitled to receive Severance as provided in Section 3(b)(i) or 3(b)(ii), the Executive shall not receive less than 6 months Severance.  In the event the Executive elects to terminate his employment with the Successor Entity on the Six Month Anniversary Date as provided in Section 3(b)(iii), he shall receive 30 months Severance.  To calculate the Severance payable in accordance with this Section 3(b), the number 30 set forth in the definition of Severance in Section 3(a) of this Agreement shall be replaced with the number of months of Severance the Executive is entitled to receive as provided in this Section 3(b).  Such Severance shall be payable in-full within 10 business days after the termination of the Executive’s employment with the Successor Entity; provided, however, that, notwithstanding the foregoing, all Severance shall be paid on or before December 31 of the calendar year in which the termination of employment occurred.  In addition, the New Agreement will contain the provisions set forth in Sections 4 through 17 of this Agreement; provided, however, that the provisions of Section 4(a) shall not be applicable to the Executive if his employment with the Successor Entity terminates after the end of the 36 month period which commences on the effective date of the Change of Control Event and, as a result, he is not entitled to any Severance in connection with such termination.  For purposes of clarity, the Executive shall not be entitled to any Severance should his employment with the Successor Entity terminate for any reason after the expiration of the 36 month period commencing on the effective date of the Change of Control Event.

4.           Covenant Not to Compete/Solicit.  In consideration for the right to receive the Severance provided for herein, the Executive agrees as follows:

(a)           During his employment with the Company and for a period of 6 months from the effective date of any termination of the Executive’s employment by the Company for (A) Cause, or (B) without Cause, or (ii) by the Executive, the Executive shall not, directly or indirectly, commence employment with or render services to any other bank or banking institution within the State of New Jersey; provided, however, that if the Executive’s employment is terminated by the Company without Cause, or the Executive voluntarily terminates his employment with the Company, and he is not entitled to any Severance with respect to any such termination, the provisions of this Section 4(a) shall not apply to the Executive.

(b)           During his employment with the Company and for a period of 12 months from the effective date of any termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall not recruit any employee of the Company or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship, with the Company, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company that were served by the Company while the Executive was employed by the Company.

(c)           The Executive acknowledges that the restrictions set forth in this Section 4 are reasonable and necessary for the protection of the business and good will of the Company.

5.           Confidential Information and Materials.  The Executive acknowledges that by reason of the Executive’s employment with the Company, the Executive has and will hereafter, from time to time during his employment with the Company, become exposed to and/or become knowledgeable about proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, any other form of business information and any trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law, which are not known to the Company’s competitors and which are kept secret and confidential by the Company (the “Confidential Information”).  The Executive therefore agrees that at no time during or after his employment will he disclose or use the Confidential Information or materials to or with any person, firm, business, corporation, association, or other entity for any reason or purpose except as may be required in the prudent course of business for the sole benefit of the Company, or as may be required by a court order or by law.

6.           Company Property.  All correspondence, memoranda, notes, records, reports, plans, price lists, customer lists, financial statements, catalogs, computer programs, disks, tapes, other papers and other medium on or by which Confidential Information is  stored, received or made by the Executive in connection with his employment by the Company shall be the property of the Company and shall be delivered to the Company upon the termination of his employment or at any other time upon request of the Company.

7.           Equitable Remedies.  The Company and the Executive acknowledge and confirm that the restrictions contained in Sections 4, 5 and 6 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and that any violation of any provisions of Sections 4, 5 and 6 will result in irreparable injury to the Company.  Therefore, the Executive hereby agrees that in the event of any breach or threatened breach of the terms or conditions of this Agreement by the Executive, the Company’s remedies at law will be inadequate and, in any such event, the Company shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief in any court of competent jurisdiction.

8.           Excise Tax.  In the event that the payments and other benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.           Costs.  If litigation is brought to enforce or interpret any provision contained herein, the court shall award reasonable attorneys’ fees and disbursements to the prevailing party as determined by the court.

10.           Severability.  If any provision of this Agreement or application thereof to any person or circumstance is adjudicated to be invalid or unenforceable in a jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11.           Entire Agreement, Amendments.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to the subject matter hereof.  This Agreement may not be changed, amended or modified orally, but may change only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

12.           Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of all executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by the Executive and shall terminate upon the death of the Executive.

13.           Governing Law, Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without application of its conflict of laws rules.  The Executive hereby submits to the exclusive jurisdiction and venue of the courts of the State of New Jersey or the United States District Court for the District of New Jersey for purposes of any legal action.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

15.           Notices.  All notices required or permitted hereunder shall be in writing and shall be sent by overnight courier or certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:                               Central Jersey Bancorp
1903 Highway 35
Oakhurst, New Jersey  07755
Attn.:  Secretary

If to the Executive:                               James S. Vaccaro
613 North Edgemere Drive
West Allenhurst, New Jersey  07711

Notices may be sent to such other address as either party may designate in a written notice served upon the other party in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the next business day, if delivery is by overnight courier, or the second day next succeeding the date of mailing, if delivery is by mail.

16.           Headings.  The section headings herein are for convenience only and shall not affect the interpretation or construction of this Agreement.

17.           Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.           Further Assurances.  Each party shall cooperate with and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Change of Control Agreement as of the date first written above.

CENTRAL JERSEY BANCORP

By:	/s/ Robert S. Vuono
Name:	Robert S. Vuono
Title:	Senior Executive Vice President, Chief
Operating Officer and Secretary

EXECUTIVE

/s/ James S. Vaccaro
James S. Vaccaro

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